Exhibit 4.13

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of the 4 day of September, 2014 (the “Effective Date”) by and among Optibase Ltd., an Israeli company (the “Company”) and the Shareholders listed on Schedule A hereof (the “Selling Shareholders”).

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, representations and warranties set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.         Certain Definitions.  For purposes of this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, executive officer, director, or manager of such Person.

“Articles” means the Company's Amended and Restated Articles of Association in effect, as may be amended from time to time.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day that is not Friday, Saturday, Sunday or any other day on which banks are required or authorized by law to be closed in The City of New York or in the State of Israel.

“Commission” or “SEC” means the United States Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act and the Exchange Act.

 “Disclosure Package” means, with respect to any offering of securities, (i) the preliminary prospectus, (ii) each free writing prospectus and (iii) all other information, in each case, that is deemed, under Rule 159 promulgated under the Securities Act, to have been conveyed to purchasers of securities at the time of sale of such securities (including a contract of sale).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any similar successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form F-1” means Form F-1 under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Form F-3” means Form F-3 under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” means any holder of Registrable Securities who is a party to this Agreement, including by way of assignment.

“Initiating Holder” means the Holder (together with any of its Affiliates that are Holders) who properly initiates a registration request under this Agreement.

“Ordinary Shares” means the Ordinary Shares, NIS 0.65 par value per share, of the Company.

 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“register”, “registered” and “registration” refer to a registration affected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering by the SEC of the effectiveness of such registration statement or document or the equivalent under the laws of another jurisdiction.

 “Registrable Securities” means any and all of the following: (i) all Ordinary Shares held by each of the Selling Shareholders or a permitted assignee in accordance with Section 15 herein or (ii) any Ordinary Shares issued and issuable with respect to any such shares described in clause (i) above by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided, however, that the following shall not be deemed Registrable Securities: (a) any Ordinary Shares sold in a registered sale pursuant to an effective registration statement under the Securities Act or sold pursuant to Rule 144 thereunder or that may be sold (as confirmed by an unqualified opinion by counsel of the Company) without restriction as to volume or otherwise pursuant to Rule 144 under the Securities Act and without the requirement for the Company to be in compliance with the current public information requirements under Rule 144; (b) shares sold in a transaction in which the transferor’s rights under this Agreement are not assigned in accordance with the provisions herein; or (c) Ordinary Shares for which registration rights have terminated pursuant to Section 7 of this Agreement.

“Rule 144” means Rule 144 promulgated by the SEC under the Securities Act (or any comparable successor rules).

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any similar successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

2.	Form F-1 Demand Registrations.

(a)           At any time after the Effective Time, a Holder or Holders of at least five percent (5%) of the Registrable Securities then outstanding may request that the Company register under the Securities Act all or any portion of the Registrable Securities held by such Holder, having an anticipated gross aggregate offering price of not less than US$5,000,000.  Upon receipt of such request (the “Demand Notice”), the Company shall within five (5) days deliver notice of such Demand Notice to all Holders, if any, who shall then have five (5) Business Days from the date they receive notice of such Demand Notice to notify the Company in writing of their desire to be included in such registration. Subject to the provisions of Section 3(b) below, the Company will file a registration statement as promptly as practicable, but not later than ninety (90) days after such Demand Notice, and shall use its reasonable best efforts to cause such registration statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof.

(b)           The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2(a), (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is the lesser of (A) one hundred eighty (180) days after the effective date of, a Company Underwritten Offering (as such period may be extended pursuant to FINRA Rule 2711(f) in connection with any such offering) or (B) the length of any lock-up period agreed to by the Company pursuant to any underwriting agreement or placement agent agreement entered into by the Company in such Company Underwritten Offering, provided, however, that the Holders are entitled to request that the Company register all of their Registrable Securities for resale pursuant to Section 5 hereof, subject only to the limitations set forth in Section 5(c); (ii) after the Company has effected two registrations pursuant to this Section 2; or (iii) if the participating Holders propose to dispose of shares of Registrable Securities where 100% of the shares sought to be registered are eligible to be immediately registered on Form F-3 pursuant to a request made pursuant to Section 3.

(c)           Notwithstanding the foregoing, if the Company shall furnish to such Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Company’s Board of Directors a Potential Material Event (as defined below) has occurred (a “Management Letter”), the Company’s obligation to use its reasonable best efforts to effect such registration under Section 2(a) shall be deferred from the date of receipt of the Management Letter until such Holders receive written notice from the Company that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event, such period not to exceed sixty (60) days, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly; provided, however, that the Company may not invoke this right, whether pursuant to Section 2 or Section 3, for more than an aggregate of ninety (90) days in any twelve (12) month period. A registration will not count as a requested registration under this Section 2 until the registration statement relating to such registration has been declared effective by the Commission and the shares have been registered for trade.

For purposes of this Agreement, a “Potential Material Event” means any of the following: (a) the possession by the Company of material information that the Company has a bona fide business purpose for preserving as confidential, (b) any significant acquisition, corporate reorganization, or other similar transaction involving the Company which would, in the good faith determination of the Board of Directors, be adversely affected by disclosure in a registration statement at such time, or (c) materially detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement.

3.         Form F-3 Demand.

(a)           At any time after the Effective Time and provided that the Company shall be eligible to use a Form F-3 registration statement as of the F-3 Filing Deadline, if the Company receives a request from a Holder or Holders of at least five percent (5%) of the Registrable Securities then outstanding that the Company file a Form F-3 registration statement with respect to all or any portion of the outstanding Registrable Securities of such Holders having an anticipated aggregate offering price of at least US$5,000,000, then the Company shall (i) within five (5) days after the date such request is given, deliver notice of the Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within ninety (90) days after the date such request is given (the “F-3 Filing Deadline") by the Initiating Holders, file such Form F-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by such Holder to the Company within five (5) Business Days of the date they received the Demand Notice, and in each case, subject to the limitations of Section 3(b) and Section 3(c).

(b)           The Company shall use its reasonable best efforts to cause such registration statement on Form F-3 to be declared effective under the Securities Act as promptly as practicable after the filing thereof, subject to the provisions of Section 3(c) below; provided, however, that the provisions of Section 2(c) shall also apply to this Section 3.

(c)           The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to a request of a Holder under this Section 3 (i) more than two (2) times during any twelve (12)-month period (provided that a registration will not count until the registration statement relating to such registration has been declared effective by the Commission and the shares have been registered for trade), (ii) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of a Company Underwritten Offering (as such period may be extended pursuant to FINRA Rule 2711(f) in connection with any such offering), provided, however, that the Holders are entitled to request that the Company register all of their Registrable Securities for resale pursuant to Section 5 hereof, subject to the limitations set forth in Section 5(c). The Company will only be permitted to use either the exception referenced in Section 3(c)(ii) or in Section 2(b)(i), but not both, one time in any 12 month period.

4.         Underwriting Requirements.

(a)           If, pursuant to Sections 2 or 3 above, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to the applicable Section, and the Company shall include such information in the Demand Notice.  The underwriter(s) shall be selected by the Company and shall be reasonably satisfactory to the Initiating Holders. In such event (and in the event any Holder wants to participate pursuant to Section 5 in a Company registration of Ordinary Shares which the Company intends to distribute by means of an underwriting), the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting and perform its obligations under such agreement. Notwithstanding any other provision of this Section 4, if the managing underwriter(s) advise(s) the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, then the amount of Registrable Securities proposed to be registered shall be in the following order of priority: first, the Holders of the Registrable Securities requested to be registered (pro rata to the respective number of Registrable Securities held by such Holders); and second, if remaining, securities which the Company wishes to register for its own account.

(b)           For purposes of Sections 2 and 3 above, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 4(a), fifty percent (50%) or more of the Registrable Securities the Initiating Holder requested to include in such registration statement are not actually included.

5.	Piggyback Registration.

(a)           In addition to the demand registration rights described in Sections 2 and 3 above, each Holder shall have the right to include Registrable Securities as part of any other registration of securities filed by the Company (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Securities Act or pursuant to Form S-8 or any equivalent form), including  if at any time the Company proposes to file (i) a prospectus supplement to an effective shelf registration statement at any time that the Company is eligible to add securities to such registration statement to be offered for the account of persons other than the Company by means of a prospectus supplement, or (ii) a registration statement, including a shelf registration statement for a delayed or continuous offering pursuant to Rule 415 under the Securities Act (a “Shelf Registration Statement”), in either case, including for the sale of Ordinary Shares for its own account to an underwriter on a firm commitment basis for reoffering to the public or in a “bought deal” or “registered direct offering” with one or more investment banks (collectively, a “Company Underwritten Offering”) then as soon as practicable but not less than ten (10) days prior to the filing of (x) any preliminary prospectus supplement relating to such Company Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (y) the prospectus supplement relating to such Company Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (z) such other registration statement, as the case may be, the Company shall give notice of such proposed Company Underwritten Offering or other registration statement to the Holders and such notice shall offer the Holders the opportunity to include in such Company Underwritten Offering or other registration statement such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing. Prior to the commencement of any “road show,” any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Registration by giving written notice to the Company of its request to withdraw and such withdrawal shall be irrevocable and, after making such withdrawal, such Holder shall no longer have any right to include Registrable Securities in the Company Underwritten Offering as to which such withdrawal was made. The notice required to be provided in this Section 5(a) to Holders shall be provided on a Business Day and receipt of such notice shall be confirmed by such Holder. Each such Holder shall then have ten (10) days after receiving such notice to request inclusion of Registrable Securities in the Company Underwritten Offering or other registration statement, except that such Holder shall have one (1) Business Day after such Holder confirms receipt of the notice to request inclusion of Registrable Securities in a Company Underwritten Offering in the case of a “bought deal”, “registered direct offering” or “overnight transaction,” in each case only where no preliminary prospectus is used. If no request for inclusion from a Holder is received within the applicable specified time, such Holder shall have no further right to participate in such Company Underwritten Offering.

(b)           Unless the Company qualifies as a well-known seasoned issuer (within the meaning of Rule 405 under the Securities Act) (a “WKSI”), in the event that the Company is eligible to omit the names of selling security holders and the amount of securities to be registered on their behalf in a prospectus filed as part of a Shelf Registration Statement pursuant to Rule 430B(b) of the Securities Act (i) the Company shall give each Holder twenty (20) days’ notice prior to filing a Shelf Registration Statement and, upon the written request of any Holder, received within fifteen (15) days of such notice, the Company shall include in such Shelf Registration Statement a number of Ordinary Shares equal to the number of Registrable Securities requested to be included without naming the Holder as a selling shareholder (unless the Holder directs otherwise) and including only a generic description of the holder of such securities (“Undesignated Registrable Securities”), (ii) the Company shall not be required to give notice to any Holder in connection with a filing pursuant to Section 5(a)(i) unless such Holder provided such notice to the Company pursuant to this Section 5(b) and included Undesignated Registrable Securities in the Shelf Registration Statement related to such filing, and (iii) at the request of a Holder given more than thirty (30) days before the Company’s good faith estimate of a Company Underwritten Offering (or such shorter period to which the Company in its sole discretion consents), the Company shall file a post-effective amendment or, if available, a prospectus supplement to a Company Shelf Registration Statement to include such Undesignated Registrable Securities as any Holder may request, provided (x) that the Company is actively employing in reasonable best efforts to effect such Company Underwritten Offering, and (y) the Company shall not be required to effect a post-effective amendment more than twice in any 12-month period.

(c)           In connection with any Company Underwritten Offering conducted pursuant to this Section 5, if the Company is advised in writing (a copy of which shall be provided to each Holder) by any managing underwriter of the Company’s securities being offered in such Company Underwritten Offering that marketing factors require a limitation on the number of shares to be sold by Persons other than the Company (collectively, the “Selling Shareholders”) is greater than the amount which can be offered without adversely affecting the offering, the Company may reduce the amount offered for the accounts of Selling Shareholders (including Selling Shareholders holding Registrable Securities) to a number (if any) deemed satisfactory by such managing underwriter with shares being excluded in the following sequence:  (i) first, all the Registrable Securities, and (ii) second, all shares sought to be registered by the Company for its own account; provided, however, that (A) the Company shall not exclude any Registrable Securities unless the Company has first excluded all outstanding securities, the holders of which are not contractually entitled to inclusion of such securities in such registration statement or are not contractually entitled to pro rata inclusion with the Registrable Securities and (B) after giving effect to the immediately preceding proviso, any such exclusion of Registrable Securities shall be made pro rata among the Holders seeking to include Registrable Securities and the holders of other securities having the contractual right to inclusion of their securities in such registration statement in proportion to the number of Registrable Securities or other securities, as applicable, sought to be included by each such Holder or other holder. The Company agrees not to grant any priority to any other person to have their securities registered prior the securities of any Holder pursuant to this agreement.

(d)           The Company shall have the right to terminate or withdraw any registration or Company Underwritten Offering initiated by it under this Section 5 prior to the effectiveness of such registration whether or not the Holders have elected to include shares in such registration.

6.         Registration Procedures.  If and whenever the Company is required by the provisions of this Agreement to effect the registration of any of the Holders under the Securities Act, the Company will, as expeditiously as possible:

(a)           prepare and file with the Commission a registration statement on the appropriate form under the Securities Act with respect to such securities, which form shall comply as to form with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith, and use its reasonable best efforts to cause such registration statement to become effective and, in the case of a registration pursuant to Section 2 or 3, keep such registration statement effective until all of the Registrable Securities may be sold (as confirmed by an unqualified opinion by counsel of the Company) without restriction as to volume or otherwise pursuant to Rule 144 under the Securities Act and without the requirement for the Company to be in compliance with the current public information requirements under Rule 144, or, if earlier, until the distribution contemplated in the registration statement has been completed;

(b)           prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement;

(c)           furnish to each selling Holder whose Registrable Shares are being registered such number of copies of such registration statement, any amendments thereto, any documents incorporated by reference therein, the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such selling Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such selling Holder and covered by the registration;

(d)           use its reasonable best efforts to register or qualify the securities covered by such registration statement under the securities or state “blue sky” laws of such jurisdictions as each selling Holder may reasonably request; provided that the Company shall not be required to register or qualify the securities in any such states or jurisdictions which require it to qualify to do business, subject itself to taxation or consent to general service of process therein;

(e)           within a reasonable time before each filing of the registration statement or prospectus or amendments or supplements thereto with the Commission, upon request of the Holders furnish to counsel selected by the Holders copies of such documents proposed to be filed;

(f)           make available to each selling Holder, any managing underwriter participating in any disposition pursuant to a registration statement, and any attorney, accountant or other agent or representative retained by the selling Holders or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such registration statement, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith, subject, in each case, to such confidentiality agreements as the Company shall reasonably request;

(g)           cause the securities covered by such registration statement to be listed on the securities exchange or quoted on the quotation system on which the similar securities issued by the Company are then listed or quoted (or, if the Ordinary Shares are not yet listed or quoted, then on such exchange or quotation system as the selling Holders and the Company shall determine);

(h)           appoint a transfer agent and registrar for all Registrable Securities covered by a registration statement not later than the effective date of such registration statement;

(i)            notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)            after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

7.         Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 2, 3, 4 or 5 shall terminate upon the earlier of (a) seven (7) years following the date hereof or (b) when all of such Holder’s Registrable Securities can be sold without restriction pursuant to Rule 144 under the Securities Act and without the requirement for the Company to be in compliance with the current public information requirements under Rule 144 as confirmed by an unqualified opinion by counsel of the Company (the “Termination Date").

8.         Lock-Up Agreements. In the event of a Company underwritten offering, the Company and each Holder hereby agree that if requested by the managing underwriter(s), the Company and such Holder will enter into a customary “lock-up agreement” with the managing underwriter(s) pursuant to which the Company and such Holder will agree not to sell or transfer any securities or any interest in securities of the Company during a period of up to ninety (90) days following the date of the final prospectus related to any offering conducted pursuant to Section 5 hereof, subject to extension in connection with any earnings release or other release of material information pursuant to FINRA Rule 2711(f) to the extent applicable. Notwithstanding the foregoing, the restrictions in this Section 8 shall not be applicable to the Holders unless each and every officer, director and shareholder individually owning more than five percent (5%) of the Company’s outstanding Ordinary Shares is subject to the same restrictions.

9.         Confidentiality. Each Holder agrees that any information obtained pursuant to (x) the provisions of this Agreement or (y) any Management Letter issued to the Holder, if applicable, will be held in strict confidence, will not be disclosed or exposed to any person or entity without the prior written consent of the Company and will not be used for any purpose, other than with respect to exercise of such Holder’s rights as a shareholder in the Company; unless such confidential information (a) is known or becomes known to the public in general, (b) is or has been independently developed or conceived by such Holder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company and without any restrictions as to its disclosure; provided, however, that such Holder may disclose confidential information (i) to its attorneys, accountants, consultants, principals and officers and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, if such persons are bound by confidentially provisions; (ii) to any partner, member, or shareholder of such Holder in the framework of reports to such partner, member, or shareholder in the ordinary course of business, provided that such Holder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information and such Holder is responsible for any breach of the provisions of this paragraph; or (iii) as may otherwise be required by law, provided that such Holder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

10.       Expenses.  All expenses incurred in effecting a registration provided for in Sections 2, 3, 4 and 5, including, without limitation, all registration and filing fees, printing expenses, reasonable fees and disbursements of counsel for the Company and for one U.S. counsel and one Israeli counsel (together, the “Selling Special Counsel”) for the Holders participating in such registration as a group (selected by a majority in interest of the Holders participating in the registration), underwriting expenses (other than share transfer taxes, selling Holder underwriting discounts or commissions), road show expenses, expenses of any audits incident to or required by any such registration (all of such expenses referred to collectively, as the “Registration Expenses”), shall be paid by the Company. All underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder (except for the Selling Special Counsel) relating to Registrable Securities registered pursuant to this Agreement shall be borne and paid by the Holders, pro rata on the basis of the number of Registrable Securities registered on their behalf. Following the effectiveness of any registration statement that registers Registrable Securities, the Company shall be responsible for any expenses related to the removal of any restrictive legends from any certificates representing such Registrable Securities, including transfer agent fees and the cost of any legal opinions that may be required by the Company’s transfer agent.

11.       Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall provide to the Company  such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities within five (5) Business Days’ of the Company requesting any such information.

12.	Indemnification.

(a)           Incident to any registration statement referred to in this Agreement, and subject to applicable law, the Company shall indemnify and hold harmless each Holder that includes Registrable Securities in a registration statement hereunder and the shareholders, partners, directors, officers, employees, Affiliates, agents, and legal counsels and accountants for each such Holder, and each person who controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (a “Controlling Person”), from and against any and all losses, claims, expenses, damages or liabilities, joint or several (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), as the same are incurred to which they, or any of them, may become subject under the Securities Act, the Exchange Act, other federal or state statutory law or regulation, at common law, or otherwise, insofar as such losses, claims, expenses, damages or liabilities (or action in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such securities were registered under the Securities Act, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of any material fact contained in  any preliminary prospectus or final prospectus, or any amendment or supplement thereto, or any free writing prospectus or the Disclosure Package, or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, any state securities or “blue sky” laws or any rule or regulation thereunder in connection with such registration.  The Company shall not be liable to any indemnified party, however, in any such case, to the extent that any such liability arises out of or is based upon (i) any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, preliminary or final prospectus, or amendment or supplement thereto in reliance upon and in conformity with information furnished in writing to the Company by an indemnified party specifically for use therein or (ii) the use by a Holder of an outdated, defective or otherwise unavailable prospectus after the Company has notified such Holder in writing that the prospectus is outdated, defective or otherwise unavailable for use by such Holder.

(b)           Subject to applicable law, each Holder that includes Registrable Securities in a registration statement hereunder shall, severally and not jointly, indemnify and hold harmless the Company (including its directors and officers, employees, Affiliates and agents), legal counsel and accountants of the Company, any other selling Holder included in such registration, and each person who controls the Company or such other Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, expenses and liabilities, joint or several, to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law, or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arises out of or is based upon (1) (i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such securities were registered under the Securities Act (including any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any free writing prospectus or the Disclosure Package), (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of both (i) and (ii) to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, amendment or supplement thereto, or any free writing prospectus or the Disclosure Package, in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder specifically for use therein or (2) or the use by a Holder of an outdated, defective or otherwise unavailable prospectus after the Company has notified such Holder in writing that the prospectus is outdated, defective or otherwise unavailable for use by such Holder. In no event, however, shall the liability of any selling Holder for indemnification under this Section 12 in its capacity as a seller of Registrable Securities exceed the amount equal to the gross proceeds (net of underwriting discounts and commissions) to such selling Holder of the securities sold in any such registration, except in the case of fraud or willful misconduct by such selling Holder.

(c)           Promptly after receipt by an indemnified party under this Section 12 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 12, notify the indemnifying party in writing of the commencement thereof; but the failure to so notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent such action and such failure results in material prejudice to the indemnifying party and forfeiture by the indemnifying party of substantial rights and defenses; and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above.  The indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, except as provided in the next sentence, after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof.  Notwithstanding the indemnifying party’s rights in the prior sentence, the indemnified party shall have the right to employ its own counsel (and one local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.  No indemnifying party shall, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general circumstances or allegations, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties.  An indemnifying party shall not be liable under this Section 12 to any indemnified party regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to by such indemnifying party, which consent may not be unreasonably withheld.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement or compromise unless such settlement or compromise (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)           If the indemnification provided for in this Section 12 for any reason is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, expenses or liabilities referred to therein, then each indemnifying party under this Section 12, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities in such proportion as is appropriate to reflect the relative fault of the Company and the selling Holders in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and the selling Holders shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the selling Holders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)           The Company and the selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 12 were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  In no event, however, shall a selling Holder be required to contribute any amount under this Section 12(e) in excess of the gross proceeds (net of underwriting discounts and commissions) received by such selling Holder from its sale of Registrable Securities under such registration statement, except in the case of fraud or willful misconduct by such selling Holder. No Person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

(f)           The indemnification and contribution provided for in this Section 12 will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified parties or any officer, director, employee, agent or controlling person of the indemnified parties and shall also survive the completion of any offering of Registrable Securities in a registration under this Agreement, and otherwise shall survive the termination of this Agreement.

13.        Compliance with Rule 144.  The Company shall use its reasonable best efforts to file with the Commission such information as is required under the Exchange Act for so long as there are Holders and at all times, the Company shall use its reasonable best efforts to take all action as may be required as a condition to the availability of Rule 144 under the Securities Act.  The Company shall furnish to any Holder upon request a written statement executed by the Company as to the steps it has taken to comply with the current public information requirement of Rule 144 (or such comparable successor rules).

14.        Amendments.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and of each Holder of at least five percent (5%) of the Registrable Securities then outstanding. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 14 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

15.        Transferability of Registration Rights. The registration rights (with all related obligations) contained in this Agreement shall bind and inure to the benefit of the successors and assignees or transferees of the parties hereto, provided, however, that registration rights conferred herein on the Holders hereunder shall only inure to the benefit of an assignee or transferee of Registrable Securities if (i) duly transferred in accordance with the Company’s Articles, (ii) immediately after such assignment or other transfer, such transferee, together with its Affiliates, will hold Registrable Securities representing at least ten percent (10%) of the Company’s outstanding Ordinary Shares, and (iii) each subsequent Holder agrees in writing to be bound by the terms and conditions of this Agreement, in the form of assignment attached hereto as Exhibit A, in order to acquire the rights granted pursuant hereto.

16.        Condition Precedent. As of the Effective Date hereof, the Board of Directors and the Audit Committee of the Company has approved the entrance by the Company into the Agreement, however, the closing of the Agreement is conditioned upon the approval of the Agreement by a special majority of the shareholders of the Company within fifty (50) days after the Effective Date hereof (the “Shareholder’s Approval”).  The Company hereby agrees to promptly notify the Selling Shareholders of the Shareholder’s Approval in writing. In the event the Company does not notify the Selling Shareholders of the Shareholder’s Approval within fifty (50) days after the Effective Date hereof, then this Agreement shall be deemed terminated and of no further force and/or effect and Company and Selling Shareholders shall be released of all further obligations under this Agreement, except for those obligations specifically stated to survive termination of this Agreement.

17.        Miscellaneous.

(a)            Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or:  (a) personal delivery to the party to be notified, (b), if sent by electronic mail or facsimile (with electronic confirmation of receipt) on the recipient’s next Business Day, (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two (2) Business Days after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth in the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 17.

(b)            Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof.  Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

(c)            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall deemed an original, but all of which together shall constitute one and the same instrument.

(d)            Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

(e)            Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matters hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof.

(f)            Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

(g)            Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

COMPANY
OPTIBASE LTD.

By: /s/ Amir Philips
Name: Amir Philips
Title: Chief Executive Officer

Address:

10 Hasadnaot Street
Herzliya 4672837, Israel
Phone: +972-73-7073700
Fax: +972-73-7073701
Attention: Amir Philips, CEO
E-mail: amirp@optibase-holdings.com

SELLING SHAREHOLDERS
THE CAPRI FAMILY FOUNDATION

By: /s/ Daniel Ernesto Tribaldos
       /s/ Raul Castro
Name: Daniel Ernesto Tribaldos
             Raul Castro
Title:  Authorized Signatories

Address:

53rd E Street, Urbanizacion Marbella MMG Tower, 16th Floor
Panama, Republic of Panama
Tel: _______________
Fax: _______________
Attention: __________
E-mail: ______________
SHLOMO (TOM) WYLER /s/ Shlomo (Tom) Wyler Address: 8 Herzel Rosenblum St. Tel Aviv Israel Tel: _______________ Fax: _______________ Attention: __________ E-mail: ______________

[Signature Page to Registration Rights Agreement]

Schedule A

Selling Shareholders

(a)	The Capri Family Foundation, 53rd E Street, Urbanizacion Marbella, MMG Tower, 16th Floor, Panama, Republic of Panama;

(b)	Mr. Shlomo (Tom) Wyler, 8 Herzel Rosenblum St. Tel Aviv, Israel.

Exhibit A

Form of Assignment

ASSIGNMENT OF REGISTRATION RIGHTS AGREEMENT

This ASSIGNMENT OF REGISTRATION RIGHTS AGREEMENT (this “Assignment”) is entered into effective as of ____________________ by and between ________________________ (“Assignor”) and _________________________ (“Assignee”).

For and in consideration of the mutual covenants, agreements, and benefits contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Assignor hereby donates, assigns, transfers and sets over unto Assignee all of Assignor’s right, title and interest in and to that certain Registration Rights Agreement between Optibase Ltd. (the “Company”) and the Assignor, dated as of September 4, 2014 (the “Registration Rights Agreement”), with respect to ______________ Ordinary Shares of the Company that are concurrently being transferred by Assignor to Assignee (the “Transferred Ordinary Shares”), together with all amendments, extensions, renewals and other modifications thereto, to have and to hold the same unto Assignee, its successors and assigns.

Assignee accepts said assignment and assumes all liabilities and obligations of Assignor under the Registration Rights Agreement with respect to the Transferred Ordinary Shares.

ASSIGNEE

_________________________________                                                                                Date: ________________________

ASSIGNOR

_________________________________                                                                                Date: ________________________